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                                                                    EXHIBIT 99.1

NTN COMMUNICATIONS RAISES $6.0 MILLION IN PUBLIC OFFERING

CARLSBAD, Calif.--April 14, 2000--

NTN Communications Inc. (AMEX:NTN), a leading interactive game content developer and distributor, today announced that it is raising $6.0 million through the underwritten sale of 2.0 million shares of NTN common stock pursuant to NTN's existing shelf registration. The proceeds from the sale will enable the company to effectively launch its new game portal, BUZZTIME.com and convert NTN hospitality locations to the company's new DITV technology.

Starr Securities, Inc. and GunnAllen Financial, collectively, have agreed to purchase the 2,000,000 shares of NTN common stock at a price of $3.00 per share.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Based in Carlsbad, NTN Communications is the parent corporation of two operating divisions: BUZZTIME.com(TM) and NTN Network(R). BUZZTIME develops and distributes sports and trivia games to a variety of interactive platforms, including Buzztime.com(TM), NTN Network, America Online, AT&T Interactive Television, Midway coin-operated games, QB1.com and ntn.com. The NTN Network, NTN's hospitality business, operates its DITV interactive television network that broadcasts BUZZTIME.com games to millions of consumers each month at restaurants, sports bars and taverns.